Exhibit 3.1

AMENDMENT TO ARTICLES OF INCORPORATION OF COST-U-LESS, INC.

ARTICLES OF AMENDMENT

PURSUANT TO RCW SECTION 23B.06.020

Pursuant to RCW Section 23B.06.020, Cost-U-Less, Inc., a corporation organized and existing under the laws of the State of Washington, hereby states that the Designation of Rights and Preferences of Cumulative Preference Shares, First Series attached hereto as Exhibit A was duly adopted by the Board of Directors of the corporation on February 23, 1999.

These Articles of Amendment are executed by said corporation by its duly authorized officer.

DATED: March 15, 1999.

Cost U-Less, Inc.
By	/s/ Alan C. Youngberg
Allan C. Youngberg, Vice President-Chief Financial Officer, Secretary and Treasurer

EXHIBIT A

DESIGNATION OF RIGHTS AND PREFERENCES
OF
CUMULATIVE PREFERENCE SHARES, FIRST SERIES
OF
COST-U-LESS, INC.

A series of preferred shares shall be designated Cumulative Preference Shares, First Series (“First Series Preference Shares”). The number of shares and the preferences, limitations and relative rights of the First Series Preference Shares shall be as follows:

1.  Number of Shares.

The First Series Preference Shares shall initially consist of 100,000 shares; provided, however, that, if more than a total of 100,000 shares of the First Series Preference Shares shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of March 15, 1999, between this corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”), the Board of Directors of this corporation shall direct by resolution that the total number of shares of the First Series Preference Shares authorized to be issued shall be increased (to the extent that the Articles then permit) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

2.  Dividends or Distributions.

(a)  Subject to the prior and superior rights of the holders of shares of any other series of preferred stock or other class of capital stock of the corporation ranking prior and superior to the shares of the First Series Preference Shares with respect to dividends, the holders of shares of the First Series Preference Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of this corporation legally available therefor, (i) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of this corporation shall approve (each such date being referred to in this Designation as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of the First Series Preference Shares, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $.01 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common stock. In addition, if this corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, this corporation shall simultaneously pay or make on each outstanding whole share of the First Series Preference Shares a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 100; provided, however, that, if at any time after the Close of Business on March 15, 1999, this corporation shall (A) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (B) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (C) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided, further, that, if at any time after _______, this corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preference Shares continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b)  This corporation shall declare a dividend or distribution on the First Series Preference Shares as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the First Series Preference Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of the First Series Preference Shares entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c)  Dividends shall begin to accrue and be cumulative on outstanding shares of the First Series Preference Shares from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of the First Series Preference Shares; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of the First Series Preference Shares entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of the First Series Preference Shares which are originally issued prior to the record date for the determination of holders of shares of the First Series Preference Shares entitled to receive a quarterly dividend on the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of the First Series Preference Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)  So long as any shares of the First Series Preference Shares are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the First Series Preference Shares shall have been declared.

(e)  The holders of the shares of the First Series Preference Shares shall not be entitled to receive any dividends or other distributions except as provided herein.

3.  Voting Rights.

The holders of shares of the First Series Preference Shares shall have the following voting rights:

(a)  Each holder of the First Series Preference Shares shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of the First Series Preference Shares held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)  Except as otherwise provided herein or by applicable law, the holders of shares of the First Series Preference Shares and the holders of shares of Common Stock shall vote together as one class for the election of directors of this corporation and on all other matters submitted to a vote of shareholders of this corporation.

(c)  Except as provided herein or by applicable law, holders of the First Series Preference Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

4.  Certain Restrictions.

(a)  Whenever quarterly dividends or other dividends or distributions payable on the First Series Preference Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the First Series Preference Shares outstanding shall have been paid in full, this corporation shall not

(i)   declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the First Series Preference Shares;

(ii)   declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the First Series Preference Shares, except dividends paid ratably on the First Series Preference Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)   redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the First Series Preference Shares; provided that this corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of this corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the First Series Preference Shares; or

(iv)   purchase or otherwise acquire for consideration any shares of the First Series Preference Shares, or any shares of stock ranking on a parity with the First Series Preference Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  This corporation shall not permit any subsidiary of this corporation to purchase or otherwise acquire for consideration any shares of stock of this corporation unless this corporation could, under this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.  Liquidation Rights.

In the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the First Series Preference Shares unless, prior thereto, the holders of shares of the First Series Preference Shares shall have received an amount equal to the greater of (i) $.01 per share and (ii) the accrued and umpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the First Series Preference Shares, except distributions made ratably on the First Series Preference Shares and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

6.  Consolidation; Merger; etc.

In case this corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of the First Series Preference Shares shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

7.  No Redemption; No Sinking Fund.

(a)  The shares of the First Series Preference Shares shall not be subject to redemption by this corporation or at the option of any holder of the First Series Preference Shares; provided, however, that this corporation may purchase or otherwise acquire outstanding shares of the First Series Preference Shares in the open market or by offer to any holder or holders of shares of the First Series Preference Shares.

(b)  The shares of the First Series Preference Shares shall not be subject to or entitled to the operation of a retirement or sinking fund.

8.  Ranking.

The First Series Preference Shares shall rank junior to all series of Preferred Shares of this corporation and to all other series of Preference Shares of this corporation, unless the Board of Directors shall specifically determine otherwise in fixing the preferences, limitations and relative rights of the shares of any such series of Preferred Shares or Preference Shares.

9.  Fractional Shares.

The First Series Preference Shares shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of the First Series Preference Shares. In lieu of fractional shares, this corporation, prior to the first issuance of a share or a fraction of a share of the First Series Preference Shares, may elect (i) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredths of a share or any integral multiple thereof or (ii) to issue depository receipts evidencing such authorized fraction of a share of the First Series Preference Shares pursuant to an appropriate agreement between this corporation and a depository selected by this corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the First Series Preference Shares.

10.  Reacquired Shares.

Any shares of the First Series Preference Shares purchased or otherwise acquired by this corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preference Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Articles.

11.  Amendment.

None of the powers, preferences and relative, participating, optional and other special rights of the First Series Preference Shares as provided herein shall be amended in any manner which would alter or change the preferences or rights of the holders of the First Series Preference Shares so as to affect them adversely without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of the First Series Preference Shares, voting as a separate class.